PRESS RELEASE

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Revenues up 49 percent year over year; Operating income up 19 percent
Adjusted EBITDA up 52 percent; Adjusted non-GAAP EPS up 35 percent
Strong cash generation; Net debt reduced to $134.1 million; Record full year revenue over $1.3 billion
Net loss of $4.8 million includes $40.6 million one-time tax charge due to U.S. Tax Reform

Englewood, CO – February 13, 2018 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Total revenues for the fourth quarter were $353.8 million, a 49 percent increase from $237.8 million in the corresponding period last year.

Net loss for the quarter including the $40.6m one-time tax charge due to U.S. Tax Reform was $4.8 million, or $0.20 loss per diluted share, compared with a net income of $22.1 million, or $0.90 per diluted share, a year ago. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and fair value adjustments) for the quarter was $55.1 million compared to $36.3 million a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.47 per diluted share, compared to $1.09 per diluted share a year ago. Innospec closed the quarter with net debt of $134.1 million, down from $169.6 million at the end of the third quarter. The Company paid its semi-annual dividend of $0.39 per common share in the quarter.

Innospec continued to generate cash during the quarter, with net cash inflows from operating activities of $47.5 million before capital expenditures of $6.9 million and software capitalization of $0.6 million.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2017			Quarter ended December 31, 2016
	Income before	Net (loss)/		Income before	Net
(in millions, except share and per share data)	income taxes	income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$40.2	$(4.8)	$(0.20)	$29.0	$22.1	$0.90

Tax charge due to one-time U.S. Tax Reform	—	40.6	1.65	—	—	—
Amortization of acquired intangible assets	5.5	3.7	0.15	4.3	3.3	0.13
Foreign currency exchange (gains)/losses	(3.7)	(3.3)	(0.13)	2.3	1.8	0.07
Profit on disposal of subsidiary	(0.1)	(0.1)	—	—	—	—
Adjustment to fair value of contingent consideration	—	—	—	(3.1)	(1.9)	(0.08)
Acquisition related costs	—	—	—	1.7	1.7	0.07
	1.7	40.9	1.67	5.2	4.9	0.19
Adjusted non-GAAP amounts	$41.9	$36.1	$1.47	$34.2	$27.0	$1.09

Commenting on the results, Patrick S. Williams, President and Chief Executive Officer, said,

“This has been a landmark year for Innospec, as full year revenues exceeded $1.3 billion for the first time. Our full year adjusted EPS of $4.66 per share is also the best we have ever delivered. As expected, we have ended 2017 with a strong quarter, in terms of sales, adjusted EPS and cash flow. Our strategic business units have made positive contributions in the quarter and we have improved our key metrics, including a 52 percent improvement in adjusted EBITDA and a 35 percent improvement in adjusted EPS. We have also reduced our net debt, which now stands at $134.1 million, or approximately 0.7x adjusted EBITDA, further strengthening our balance sheet.”

“Fuel Specialties sales revenues grew steadily in the quarter. Profitability was down on an exceptionally strong quarter last year, but within our expected range. We have a constant pipeline of new products and technology which is critical to meeting our customer’s needs in this market. We feel confident we have positioned this business well for future growth.”

“Performance Chemicals ended the year very well with the heritage business making a particularly strong contribution. Our range of new products continued to grow as they become incorporated into more customer formulations and brands. Gross margins remained steady in the business and we continue to drive further expansion. We have completed the integration of the business acquired from Huntsman which added 17 cents of EPS after financing in the quarter. This brings the full year accretion to 51 cents of EPS, well ahead of our 40 cents target.”

“Oilfield Services had a mixed quarter. While sales revenue was stable, a number of factors impacted margins. These included the residual impact of the cost, transportation and availability of raw materials resulting from Hurricane Harvey and a short term shift in sales mix away from one high margin customer. We expect steady margin improvement in 2018. Additionally, we are encouraged by the levels of customer activity which will underpin the prospects for the business in the coming year.”

“As anticipated, Octane Additives had a strong quarter, delivering the full quantity of our latest order. While we have no orders in hand, our current information suggests that there may be a further order during the first half of 2018.”

For the full year, total revenues of $1.3 billion increased 48 percent from $883.4 million in 2016. Net income for 2017 including the $40.6m one-time tax charge due to U.S. Tax Reform was $61.8 million, or $2.52 per diluted share, compared to $81.3 million, or $3.33 per diluted share, a year ago. Adjusted EBITDA for the year was $187.7 million, up 39 percent from $134.6 million in 2016. Special items decreased net income for the full year by $52.5 million, or $2.14 per diluted share; in 2016, similar items decreased net income by $11.8 million, or $0.47 per diluted share.

	Year ended December 31, 2017			Year ended December 31, 2016
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$128.1	$61.8	$2.52	$103.1	$81.3	$3.33

Tax charge due to one-time U.S. Tax Reform	—	40.6	1.65	—	—	—
Amortization of acquired intangible assets	20.7	13.6	0.56	17.1	13.5	0.55
Foreign currency exchange gains	(6.6)	(5.2)	(0.21)	(0.9)	(0.7)	(0.03)
Foreign exchange loss on liquidation of subsidiary	1.8	1.8	0.07	—	—	—
Fair value acquisition accounting	1.7	1.3	0.05	—	—	—
Loss on disposal of subsidiary	0.9	0.9	0.04	1.4	1.4	0.06
Adjustment of income tax provisions	—	(0.5)	(0.02)	(1.6)	(1.6)	(0.07)
Adjustment to fair value of contingent consideration	—	—	—	(9.4)	(5.8)	(0.24)
Acquisition related costs	—	—	—	4.4	4.4	0.18
Settlement of distributor claim	—	—	—	1.0	0.6	0.02
	18.5	52.5	2.14	12.0	11.8	0.47
Adjusted non-GAAP amounts	$146.6	$114.3	$4.66	$115.1	$93.1	$3.80

Revenues in Fuel Specialties for the quarter were $146.0 million, a 2 percent increase from $142.5 million in last year’s fourth quarter. Volumes were down by 5 percent, offset by a positive price and product mix of 3 percent, and a 4 percent positive currency impact. Sales growth was good in both Asia Pacific and the Americas, and broadly flat in EMEA. Overall, the segment’s gross margin was within our expected range at 35.8 percent and operating income was $31.6 million in the quarter. For the full year, the segment’s revenues were up 3 percent to $523.8 million and operating income was down 3 percent at $107.1 million.

In Performance Chemicals, revenues of $109.8 million more than tripled from $31.9 million in the fourth quarter last year. The heritage business sales grew by 21 percent as volume growth of 30 percent and a positive currency impact of 2 percent were partially offset by an adverse price/mix impact of 11 percent. The segment’s overall gross margin for the quarter was 19.1 percent, broadly in line sequentially. Operating income for the quarter was $10.4 million compared to $2.7 million in the corresponding quarter last year. For the full year, revenues tripled from last year to $419.5 million and operating income more than doubled to $32.6 million.

Revenues in Oilfield Services for the quarter were $79.9 million, up 35 percent on the fourth quarter of 2016, driven by increased customer activity. Volume growth of 28 percent was augmented by a favorable price/mix impact of 7 percent. Sales fell 2 percent sequentially due to a short term shift from a high margin customer and gross margins softened to 33.0 percent down from 34.8 percent in the third quarter. Operating income was $1.0 million for the quarter, compared to $2.4 million in the same quarter last year. For the full year, revenues were $304.4 million up 59 percent from $191.7 million a year ago and operating income was $9.5 million compared to an operating loss of $4.7 million in 2016.

Octane Additives’ revenues for 2017’s fourth quarter were $18.1 million, compared to $4.1 million a year ago, as we completed the latest order from our one remaining customer. Gross margin for the quarter was 48.6 percent and operating income was $7.5 million, compared to last year’s $0.2 million. For the year, Octane Additives’ revenues were $59.1 million a 36 percent increase, and its operating income was $26.7 million, an 18 percent increase from a year ago.

Corporate costs for the quarter were in our expected range at $13.4 million, down from $16.1 million last year. The full year adjusted effective tax rate was 20.2 percent compared to 22.4 percent a year ago. Income tax expense was $45.0 million for the quarter compared to $6.9 million for the fourth quarter of 2016, and the full year charge was $66.3 million compared to $21.8 million for 2016. We recorded $40.6 million in additional income tax expense in the fourth quarter of 2017 related to our estimate of the one-time effects of the U.S. Tax Reform Act. The primary driver for the increase was a one-time deemed repatriation tax offset to an extent by a positive impact on the remeasurement of our deferred tax positions to the new headline U.S. tax rate of 21 percent.

For the quarter net cash generated from operating activities was $47.5 million compared to $18.5 million a year ago. For the full year, net cash generated from operating activities was $82.7 million, compared to $105.5 million during 2016. At year-end, Innospec had $90.2 million in cash and cash equivalents and total debt of $224.3 million, resulting in net debt of $134.1 million, down 22 percent from $171.4 million a year ago.

Mr. Williams concluded,

“I am pleased that the Innospec team has risen to the challenges of 2017. We have been managing a controlled recovery in our Oilfield Services business and a major project in terms of integrating the business we acquired from Huntsman at the start of the year. Both have progressed well, but each has presented its challenges. We believe that growth in Performance Chemicals is in good shape and we continue to focus on margins to further enhance profitability. Revenues in Oilfield Services continue to recover and we plan to firmly focus on improvement in profitability in 2018. Both businesses have great foundations for the coming years.”

“Fuel Specialties maintained its solid performance, and excellent cash generation.”

“Our focus on the growth of these businesses and the improvement of margins and cost control has resulted in excellent cash generation in the fourth quarter. This ultimately means we end the year with leverage better than our expectations along with a very strong balance sheet.”

“I believe that our strategy of focusing on our core businesses, while expanding cautiously into adjacent markets will continue to deliver value to customers and shareholders. We feel very positive about the coming year.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of tax charge due to U.S. Tax Reform, amortization of acquired intangible assets, foreign currency exchange (gains)/losses, foreign exchange loss on liquidation of subsidiary, fair value acquisition accounting, loss on disposal of subsidiary, adjustment of income tax provisions, adjustment to fair value of contingent consideration, acquisition related costs and settlement of distributor claim. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific.  The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry.  The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future.  Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements.  Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the U.S. Securities and Exchange Commission.  You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-355-3611
Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended		Twelve Months Ended
}	December 31		December 31
	2017	2016	2017	2016
Net sales	$353.8	$237.8	$1,306.8	$883.4
Cost of goods sold	(245.3)	(146.4)	(903.5)	(551.1)

Gross profit	108.5	91.4	403.3	332.3
Operating expenses:
Selling, general and administrative	(62.6)	(56.4)	(239.5)	(209.5)
Research and development	(7.6)	(5.8)	(31.4)	(25.4)
Adjustment to fair value of contingent consideration	—	3.1	—	9.4
Profit/(loss) on disposal of subsidiary	0.1	—	(0.9)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—
Total operating expenses	(70.1)	(59.1)	(273.6)	(226.9)

Operating income	38.4	32.3	129.7	105.4
Other net income/(expense)	3.7	(2.3)	6.6	0.9
Interest expense, net	(1.9)	(1.0)	(8.2)	(3.2)

Income before income taxes	40.2	29.0	128.1	103.1
Income taxes	(45.0)	(6.9)	(66.3)	(21.8)

Net (loss)/income	$(4.8)	$22.1	$61.8	$81.3

Earnings per share:
Basic	$(0.20)	$0.92	$2.56	$3.39
Diluted	$(0.20)	$0.90	$2.52	$3.33
Weighted average shares outstanding (in thousands):
Basic	24,234	24,026	24,148	23,998
Diluted	24,583	24,480	24,486	24,442

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions)	2017	2016	2017	2016
Net sales:
Fuel Specialties	$146.0	$142.5	$523.8	$509.6
Performance Chemicals	109.8	31.9	419.5	138.7
Oilfield Services	79.9	59.3	304.4	191.7
Octane Additives	18.1	4.1	59.1	43.4

	353.8	237.8	1,306.8	883.4

Gross profit:
Fuel Specialties	52.3	56.9	188.2	186.4
Performance Chemicals	21.0	9.0	75.8	43.4
Oilfield Services	26.4	24.3	109.3	76.4
Octane Additives	8.8	1.2	30.0	26.1

	108.5	91.4	403.3	332.3

Operating income/(loss):
Fuel Specialties	31.6	38.4	107.1	110.6
Performance Chemicals	10.4	2.7	32.6	16.0
Oilfield Services	1.0	2.4	9.5	(4.7)
Octane Additives	7.5	0.2	26.7	22.7
Pension credit	1.2	1.6	4.4	6.7
Corporate costs	(13.4)	(16.1)	(47.9)	(53.9)

	38.3	29.2	132.4	97.4
Adjustment to fair value of contingent consideration	—	3.1	—	9.4
Profit/(loss) on disposal of subsidiary	0.1	—	(0.9)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—
Total operating income	$38.4	$32.3	$129.7	$105.4

Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions)	2017	2016	2017	2016
Net (loss)/income	$(4.8)	$22.1	$61.8	$81.3
Interest expense, net	1.9	1.0	8.2	3.2
Income taxes	45.0	6.9	66.3	21.8
Depreciation and amortization:
Fuel Specialties	1.1	1.2	4.7	4.7
Performance Chemicals	4.9	1.6	17.5	6.3
Oilfield Services	4.6	4.6	18.3	18.1
Octane Additives	0.3	0.1	0.9	0.5
Corporate costs	2.1	1.9	8.3	8.1
Adjustment to fair value of contingent consideration	—	(3.1)	—	(9.4)
Fair value acquisition accounting	—	—	1.7	—
Adjusted EBITDA	55.1	36.3	187.7	134.6

Adjusted EBITDA:
Fuel Specialties	32.7	39.6	111.8	115.3
Performance Chemicals	15.3	4.3	51.8	22.3
Oilfield Services	5.6	7.0	27.8	13.4
Octane Additives	7.8	0.3	27.6	23.2
Pension credit	1.2	1.6	4.4	6.7
Corporate costs	(11.3)	(14.2)	(39.6)	(45.8)

	51.3	38.6	183.8	135.1
Profit/(loss) on disposal of subsidiary	0.1	—	(0.9)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—
Other net income/(expense)	3.7	(2.3)	6.6	0.9

Adjusted EBITDA	$55.1	$36.3	$187.7	$134.6

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization. In addition, it also includes the fair value acquisition accounting relating to Performance Chemicals.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in millions)	2017	2016
Assets

Current assets:
Cash and cash equivalents	$90.2	$101.9
Trade and other accounts receivable	244.5	154.4
Inventories	209.8	173.8
Prepaid expenses	13.1	6.2
Prepaid income taxes	2.8	4.8
Other current assets	1.1	—
Total current assets	561.5	441.1
Net property, plant and equipment	196.0	157.4
Goodwill	361.8.	374.8
Other intangible assets	163.3	144.4
Deferred tax assets	6.5	14.9
Pension asset	116.0	48.0
Other non-current assets	5.1	0.8
Total assets	$1,410.2	$1,181.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$117.9	$59.6
Accrued liabilities	104.1	95.4
Current portion of long-term debt	15.8	10.3
Current portion of finance leases	2.7	1.6
Current portion of plant closure provisions	5.2	6.7
Current portion of accrued income taxes	15.8	9.4
Current portion of deferred income	0.1	0.1
Total current liabilities	261.6	183.1
Long-term debt, net of current portion	202.6	258.5
Finance leases, net of current portion	3.2	2.9
Plant closure provisions, net of current portion	40.9	32.8
Accrued income taxes, net of current portion	41.7	—
Unrecognized tax benefits, net of current portion	2.5	2.3
Deferred tax liabilities	45.0	32.3
Pension liabilities	16.5	14.2
Deferred income, net of current portion	0.5	0.5
Other non-current liabilities	1.4	1.0
Equity	794.3	653.8

Total liabilities and equity	$1,410.2	$1,181.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31
(in millions)	2017	2016
Cash Flows from Operating Activities

Net income	$61.8	$81.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	50.4	38.1
Adjustment to fair value of contingent consideration	—	(9.4)
Deferred taxes	(6.7)	0.9
Changes in working capital	(72.2)	(1.2)
Accrued income taxes	47.5	(2.0)
Movement on plant closure provisions	3.8	1.9
Loss on disposal of subsidiary	0.9	1.4
Foreign exchange loss on liquidation of subsidiary	1.8	—
Cash contributions to defined benefit pension plans	(1.0)	(1.1)
Non-cash movements on defined benefit pension plans	(3.6)	(6.2)
Stock option compensation	4.1	3.3
Movements on unrecognized tax benefits	(0.5)	(1.6)
Movements on other assets and liabilities	(3.6)	0.1
Net cash provided by operating activities	82.7	105.5
Cash Flows from Investing Activities

Capital expenditures	(23.3)	(16.5)
Business combinations, net of cash acquired	2.6	(197.4)
Acquisition of intangible asset	(4.2)	—
Internally developed software	(4.7)	—
Sale of short-term investments	—	4.8
Net cash used in investing activities	(29.6)	(209.1)
Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(40.0)	28.0
Net (repayment)/receipt of finance leases and term loans	(13.5)	108.9
Refinancing costs	—	(1.2)
Payment for acquisition-related contingent consideration	—	(44.0)
Dividend paid	(18.6)	(15.9)
Issue of treasury stock	6.8	2.1
Repurchase of common stock	(1.1)	(8.4)
Net cash (used in)/provided by financing activities	(66.4)	69.5
Effect of foreign currency exchange rate changes on cash	1.6	(0.9)

Net change in cash and cash equivalents	(11.7)	(35.0)
Cash and cash equivalents at beginning of year	101.9	136.9
Cash and cash equivalents at end of year	$90.2	$101.9

Amortization of deferred finance costs of $0.7 million (2016 — $0.4 million) are included in depreciation and amortization in the consolidated statements of cash flows and in interest expense, net in the consolidated statements of income.